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                                                                   EXHIBIT 4.1.2

                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of July 31, 2000

                                     Between

                              CALPINE CORPORATION,

                                    AS ISSUER

                                       and

                       STATE STREET BANK AND TRUST COMPANY
     (successor trustee to Shawmut Bank Connecticut, National Association),

                                   AS TRUSTEE

                           Supplementing the Indenture
                          Dated as of February 17, 1994

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     FIRST SUPPLEMENTAL INDENTURE, dated as of July 31, 2000 (the "First
Supplemental Indenture"), between Calpine Corporation, a Delaware corporation (the "Company"), and State Street Bank and Trust Company, as successor trustee to Shawmut Bank Connecticut, National Association (the "Trustee").

     WHEREAS, the Company executed and delivered the Indenture dated as of February 17, 1994 (the "Indenture"), to the Trustee's predecessor to provide for the issuance of $105,000,000 of the Company's 9 1/4% Senior Notes due 2004;

     WHEREAS, the Holders (as defined in the Indenture) of a majority in principal amount of such Senior Notes have approved certain amendments proposed by the Company to certain provisions of the Indenture, and the Company desires to supplement and amend the Indenture accordingly as contemplated by Section 8.2 thereof;

     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms and a valid amendment and supplement to the Indenture, have been done.

     NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company and the Trustee agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definition of Terms

     Unless the context otherwise requires

     (a) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture;

     (b)  the singular includes the plural and vice versa;

     (c) headings are for convenience of reference only and do not affect interpretation.

                                   ARTICLE II
                           AMENDMENTS TO THE INDENTURE

     Section 2.1 Amendments

     (a) The following definitions in Section 1.1 of the Indenture are amended to read in their entirety as follows:

     "Non-Recourse Debt" means Indebtedness of the Company or any Restricted Subsidiary that is Incurred to finance the exploration, drilling,


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     development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of the Company or any Restricted Subsidiary, provided that such Indebtedness is without recourse to the Company or any Restricted Subsidiary or to any property or assets of the Company or any Restricted Subsidiary other than property or assets (including Capital Stock) subject to a Lien permitted pursuant to Section
     3.7 (f) or (p).

     "Subsidiary" means, as applied to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least 50% of the outstanding Voting Shares or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

     (b)  Clause (vii) of Section 3.4(b) is amended to read in its entirety:

     Non-Recourse Debt of a Restricted Subsidiary.

     (c)  Section 3.7(f) of the Indenture is amended to read in its entirety:

          (1) Liens incurred by the Company or any Restricted Subsidiary securing Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of the Company or such Restricted Subsidiary, as the case may be, which Liens may include Liens on the Capital Stock of such Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such a Lien under this clause (2) any operating properties or assets, securing Indebtedness Incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the Capital Stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or asset being so financed;

     (d) Section 3.7(l) is deleted in its entirety and the term "[Deleted]" is inserted in lieu thereof.


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     (e)  Section 3.7(p) is amended to read in its entirety:

     Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i), provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to such property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning such property or assets) and (y) the amount of the Indebtedness secured by such Lien at such time (or, if the amount that may be realized in respect of such Lien is limited, by contract or otherwise, such limited lesser amount) is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);

                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.1 Notification to Holders.

     The Company shall notify the Holders in accordance with Section 8.2 of the Indenture of the execution of this First Supplemental Indenture.

     Section 3.2 Ratification of Indenture.

     The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

     Section 3.3 Governing Law.

     This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

     Section 3.4 Separability.

     In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.


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     Section 3.5 Counterparts.

     This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     Section 3.6 Effectiveness.

     This First Supplemental Indenture shall be effective and binding when executed by the Company and the Trustee.

     Section 3.7 Trustee Not Responsible for Recitals.

     The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

     Section 3.8 Performance by Trustee.

     The Trustee, for itself and its successors accepts the Trust of the Indenture as amended by this First Supplemental Indenture and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liability and responsibility of the Trustee.

                                      * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed as of the day and year first above written.

                                        CALPINE CORPORATION


                                        By: /s/ ANN B. CURTIS
                                           -------------------------------------
                                           Ann B. Curtis
                                           Executive Vice President and
                                           Chief Financial Officer



                                        STATE STREET BANK AND TRUST COMPANY
                                        successor trustee to Shawmut Bank
                                        Connecticut, National Association


                                        By: /s/ SUSAN T. KELLER
                                           -------------------------------------
                                           Name: Susan T. Keller
                                           Title: Vice President



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